Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is effective the 31st day of December 2020 (the “Effective Date”) by and between Charles R. Carter (the “Consultant”) and GI Dynamics, Inc., 320 Congress Street, Boston, MA 02210 (the “Company”).

WHEREAS, GI Dynamics desires to retain Consultant as an independent contractor and Consultant is willing to serve in that capacity, on the terms described below. In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and Company agree as follows:

1.	Services. Consultant agrees to personally render to the Company the services described on Exhibit A attached hereto and incorporated herein by reference (the “Services”). During the Term (as defined below), Consultant agrees to provide the Services upon the Company’s request and approval by the Authorized Representative/Supervisor listed in Exhibit A. The Company will not control the manner or means by which Consultant performs the Services.

2.	Term of Consulting Arrangement. This Agreement commences on the Effective Date and will not terminate unless under mutually agreed consent, prior to 31 March 2021 (the “Term”). The Term may be extended upon mutual agreement of Consultant and the Company. The Agreement automatically terminates at the conclusion of the initial Term absent such extension.

a)	Notwithstanding the above, the Company may terminate this Agreement immediately upon written notice to Consultant at any time during the Term: (i) for “Cause” (as defined below), (ii) upon the death of Consultant, or (iii) following Consultant’s failure to perform the Services due to illness, accident or any other physical or mental incapacity. As used herein, “Cause” includes (a) any breach by Consultant of the terms of this Agreement which is not cured within five (5) days of written notice thereof to Consultant from the Company, including but not limited to, Consultant being unable or unwilling to provide agreed services for the minimum required weekly hours, (b) any breach by Consultant of the terms of this Agreement which, by its nature, is not curable, (c) the willful failure or refusal of Consultant to carry out any Services requested by the Company that continues for five (5) days after written notice is given to Consultant of such failure, (d) Consultant’s acceptance and commencement of full-time employment prior to the fulfillment of the Term, or (e) the commission by Consultant of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company.

b)	Notwithstanding the above, Consultant may terminate this Agreement immediately upon written notice to the Company at any time during the Term for the assignment of roles and responsibilities significantly different than the roles and responsibilities established for the Consultant when the Consultant was employed as Chief Financial Officer, Secretary and Treasurer of the Company, or (b) the non-payment of invoiced amounts due to Consultant by the Company for a period in excess of thirty (30) days after the invoice was delivered by the Consultant to the Company, unless agreed to in writing by the Consultant.

3.	Fees and Reimbursements. In full consideration of the full, prompt and faithful performance of the Services by Consultant, the Company agrees to compensate Consultant at an hourly rate presented in Exhibit A for Company pre-approved Services.

a)	The services are provided on an hourly basis and are not fixed with respect to either maximum hours or total cost per project, deliverable or work product without prior mutual agreement. The Company agrees to pay Consultant for hours of service expended, rounded to the nearest quarter-hour. Consultant agrees to maintain productivity per hour consistent with the productivity experienced when the Consultant was employed as Chief Financial Officer, Secretary and Treasurer of the Company.

b)	During the Term of this Agreement, the Company will also reimburse Consultant for the reasonable out-of-pocket business and travel expenses incurred by Consultant in performing the Services hereunder upon submission by Consultant of supporting documentation reasonably acceptable to the Company and otherwise pursuant to Company policy regarding third-party expense reimbursement. Any expense in excess of $200 must be pre-approved by an authorized representative of the Company.

c)	Consultant will provide a monthly invoice within five (5) business days of the last day of the month being invoiced. The Company agrees to pay invoices via electronic transfer of funds within ten (10) business days of receipt of an invoice. Consultant reserves the right to immediately terminate this Consulting Agreement for non-payment of invoiced amounts due to Consultant by the Company for a period in excess of thirty (30) days after the invoice was delivered by the Consultant to the Company, unless previously agreed to in writing by the Consultant.

4.	Confidentiality. Consultant expressly reaffirms Consultant’s obligations under Consultant’s existing Nondisclosure, Non-solicitation and Noncompete Agreement dated 1 September 2019. Consultant acknowledges and agrees that this Agreement does not impact any continuing obligations under Consultant’s existing Nondisclosure, Non-solicitation and Noncompete Agreement, which remains in full force and effect according to its terms. Consultant’s obligations under this Section 4 are not affected by any termination of this Agreement, including termination by the Company.

5.	Records. Upon termination of Consultant’s relationship with the Company, Consultant agrees to deliver to the Company any property of the Company which may be in Consultant’s possession including products, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies of the same, including, without limitation any of the foregoing, recorded on any computer or any machine readable medium.

6.	Independent Contractor Status; No Employment Created. Consultant acknowledges that the relationship of Consultant to the Company is at all times that of an independent contractor and not that of an employee of the Company. This Agreement does not constitute, and may not be construed as constituting, an undertaking by the Company to hire Consultant as an employee of the Company. Consultant is not entitled and will not be entitled to receive any of the benefits provided by the Company to its employees. The Company may not provide Consultant with an office or other space from which to conduct the Services. Consultant agrees to perform the Services free of the direction of the Company, but consistent with the objectives it sets, and bears the benefit/risk of any profit or loss from rendering the Services. The Company will record payments to Consultant on an IRS Form 1099, and will not withhold any federal, state or local employment taxes on Consultant’s behalf. Consultant will be solely responsible for the payment of all federal, state and local taxes and contributions imposed or required on income, unemployment insurance, social security and any other law or regulation.

7.	Miscellaneous.

a)	No Conflicts. Consultant hereby represents and warrants that (i) Consultant has no commitments or obligations inconsistent with this Agreement, (ii) any services Consultant provides and information or materials Consultant develops for or discloses to the Company will not in any way be based upon any confidential or proprietary information derived from any source other than the Company; and (iii) the performance by Consultant of the Services do not as of the Effective Date and will not at any time during the Term conflict with or otherwise overlap any field in which Consultant is performing services under a consulting or employment agreement. Consultant hereby agrees to indemnify and hold the Company harmless against any claim based upon circumstances alleged to be inconsistent with such representations and/or warranties.

b)	Notices. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given if sent by electronic delivery, facsimile transmission, recognized courier service or certified mail, postage and fees prepaid, addressed to the party to be notified as follows: if to the Company to its address set forth above, and if to Consultant to the address set forth above, or in each case to such other address as either party may from time to time designate in writing to the other. Such notice or communication is deemed to have been given as of the date sent by electronic delivery, facsimile, or delivered to a recognized courier service, or three days following the date deposited with the United States Postal Service.

c)	Governing Law; Arbitration. This Agreement is governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without application of the conflicts of law provisions thereof. Any legal action or proceeding with respect to this Agreement must be brought exclusively in the courts of the Commonwealth of Massachusetts or of the United States of America or an appropriate district within the Commonwealth of Massachusetts. By execution and delivery of this Agreement, each of the Company and Consultant hereby accepts, generally and unconditionally, the jurisdiction of the aforesaid courts.

d)	Damages. OTHER THAN FOR BREACHES OF THE CONSULTANT’S OBLIGATIONS UNDER SECTION 4, IN NO EVENT IS EITHER PARTY LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES ARISING OUT OF ANY DEFAULT UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR TORT.

e)	Injunctive Relief. Consultant hereby expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in Sections 4 of this Agreement may result in substantial, continuing and irreparable injury to the Company. Therefore, Consultant hereby agrees that, in addition to any other remedy that may be available to the Company, the Company is entitled to seek injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Sections 4 of this Agreement.

f)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not set forth in this Agreement affects, or may be used to interpret, change or restrict, the express terms and provisions of this Agreement.

g)	Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Consultant are principally involved. The rights and obligations of Consultant under this Agreement may not be assigned without the prior written consent of the Company.

h)	Modification and Amendment. This Agreement may not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

i)	Counterparts. This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

j)	Interpretation. The parties hereto acknowledge and agree that (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party, and (ii) the terms and provisions of this Agreement, will be construed fairly as to all parties hereto and not in favor of or against a party, regardless of which party was generally responsible for the preparation of this Agreement.

Agreed and Accepted.

GI DYNAMICS, INC		CONSULTANT

By:	/s/ Joseph Virgilio	By:	/s/ Charles R. Carter
Name:	Joseph Virgilio		Name: Charles R. Carter
Title:	Chief Executive Officer

EXHIBIT A

Services, minimum availability, and compensation

1.	Services. The Services shall include such services as were within the scope and scale of the Consultant’s responsibilities when in the employ of the Company as the Chief Financial Officer, Secretary and Treasure (“Prior Responsibilities”). Such Prior Responsibilities include the following:

a.	Responsibility for (including leadership and individual contribution of work product as appropriate) all facets of operational finance and accounting, budget and forecasting activities, managerial reporting, internal control, financial policy and procedures, risk management, technical accounting, 409(a) valuations, tax, treasury, audit, SEC reporting, and legal compliance. This includes the management of external vendors consistent with Prior Responsibilities.

b.	Support for investor relations and fundraising as requested/required; and

c.	Onboarding of additions to the management team (as needed and appropriate); and

d.	Ongoing IT management

e.	Participation in and guidance for manufacturing project team

For purposes of work relating to this Agreement, Consultant’s principal Company contact is Joe Virgilio, CEO, GI Dynamics, Inc. (jvirgilio@gidynamics.com).

2.	Minimum Availability. Consultant agrees to be available to provide Consulting Services for a minimum number of hours per week during the term as follows:

			Minimum
	Monday	Friday	hours
Week 1	1/4/2021	1/8/2021	24
Week 2	1/11/2021	1/15/2021	24
Week 3	1/18/2021	1/22/2021	24
Week 4	1/25/2021	1/29/2021	24
Week 5	2/1/2021	2/5/2021	16
Week 6	2/8/2021	2/12/2021	16
Week 7	2/15/2021	2/19/2021	16
Week 8	2/22/2021	2/26/2021	16
Week 9	3/1/2021	3/5/2021	8
Week 10	3/8/2021	3/12/2021	8
Week 11	3/15/2021	3/19/2021	8
Week 12	3/22/2021	3/26/2021	8
Week 13	3/29/2021	4/2/2021	8

The above defines the minimum hours per week to be provided by the Consultant. Additional hours may be requested and provided by mutual agreement of the Company and Consultant. Consultant is under no obligation to provide additional hours beyond the minimum hours per week. The Company is under no obligation to engage consultant for the minimum hours and is under no obligation to pay Consultant for hours not engaged. Each weekly total is independent of any others and any hours above the minimum or unutilized by the Company will not be applied to adjust any subsequent weekly minimum without the mutual consent of the Company and Consultant.

3.	Hourly Compensation Rate.

Consultant shall be compensated for services at a rate of $250.00 per hour, to be rounded to the next highest quarter hour.

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